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Exhibit 8


                           FORM OF TAX OPINION LETTER
                           --------------------------

                                __________, 2003

Banc Services Corp.
101 West Market Street
Orrville, OH 44667

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Banc Services Corp. ("BSC") with and into Wayne Bancorp, Inc. ("Acquiror") pursuant to an Affiliation Agreement between BSC and Acquiror dated _________________, 2003 (the "Affiliation Agreement"). Our opinions are given pursuant to Section ___ of the Affiliation Agreement. Terms that are not defined herein and are used with initial capitalization when the rules of grammar would not otherwise so require, and which are defined in the Affiliation Agreement and the documents executed and delivered therewith (collectively referred to as the "Transaction Documents"), will have the meanings assigned to such terms in the Transaction Documents.

Facts
-----

         In connection with our opinions, you have represented to us and advised us of the following facts.

         Acquiror is an Ohio corporation registered as a bank holding company under the Bank Holding Company Act of 1956. It has its principal offices located in Wooster, Ohio. Acquiror's direct and indirect subsidiaries include operating bank subsidiaries and two non-bank subsidiaries, one of which performs proof operations for the bank subsidiaries, and the other of which is a title insurance agency. The authorized stock of Acquiror consists of _______ shares of common stock (the "Acquiror Shares"), of which ___________ were issued and outstanding on _____________, 2003.

         BSC is an Ohio corporation that is a bank holding company under the Bank Holding Company Act of 1956. It has one operating bank subsidiary and one non-bank affiliate, which

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Banc Services Corp.
_____________, 2003
Page 2


provides mortgages, consumer loans and retail installment financing and owns a 49% interest in a title insurance agency. The authorized stock of BSC consists of ____ shares of common stock, (the "BSC Shares"), of which ____ were issued and outstanding on _____________, 2003.

         The Transaction Documents provide that BSC will be merged into and with Acquiror in accordance with applicable law. At the time of the Merger, BSC's wholly-owned subsidiary, The Savings Bank and Trust Company, will be merged into Acquiror's wholly-owned subsidiary, Chippewa Valley Bank, under the name "Savings Bank & Trust." The agreement authorizing the merger of BSC into Acquiror was approved by the board of directors of BSC on _______________ and by the holders of a majority of the outstanding shares of BSC at a duly called and held meeting of the shareholders of BSC on _________, 2003. BSC shareholders were entitled to dissent from the proposed merger and to obtain payment of the fair value of their BSC shares as provided in Section 1701.85 of the Ohio Revised Code. The agreement authorizing the Merger was approved by the board of directors of Acquiror on _______, 200__, and does not require the approval of the shareholders of Acquiror.

         At the Effective Time, the following will occur:

         (1) All the assets and liabilities of BSC will become, by operation of law, the assets and liabilities of Acquiror, and the separate corporate existence of BSC will cease.

         (2) Each BSC Share then outstanding will be cancelled and automatically converted into the right to receive 1.391 Acquiror Shares and $14.40 in cash. No fractional shares of Acquiror will be issued in the Merger. Instead, each holder of BSC Share who otherwise would be entitled to receive a fractional share of Acquiror will receive an amount of cash equal to the value of such fractional share. If the Merger is not completed until after June 30, 2003, the BSC shareholders will receive additional cash for their BSC Shares determined using a rate of interest equal to 4.25% per annum.

         (3) Each stock option to purchase common shares of BSC granted under the BSC stock option plan will become immediately vested and exercisable and will be converted into options to purchase Shares of Acquiror.

Investigation
-------------

         In connection with our opinions set forth below, we have investigated such questions of law as we have deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to our opinion, we have relied exclusively, without independent investigation, upon the statements and representations of Acquiror and BSC, and our opinions are limited by the facts and circumstances as represented to and understood by us.

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Banc Services Corp.
_____________, 2003
Page 3

Additional Assumptions and Representations of Facts
---------------------------------------------------

         For purposes of our opinions, we have assumed, or you have represented that:

         (1) All of the terms of the Merger are contained in the Transaction Documents, and the Merger will be consummated in accordance with the terms, conditions and other provisions of the Transaction Documents.

         (2) As of the Effective Time, all applicable federal and state regulatory approvals and other approvals necessary to consummate the Merger will have been received and will be in full force and effect, and all applicable waiting periods will have expired.

         (3) All the factual information, descriptions, representations, and assumptions set forth in the "Additional Assumptions and Representations of the Facts," the Transaction Documents, the Form S-4 Registration Statement filed with the Securities and Exchange Commission on ______________, 2003, in connection with the Merger, as amended (the "Registration Statement"), and in the certificates and agreements identified above are accurate and complete in all respects at the Effective Time.

         (4) The BSC shares of common stock are capital assets in the hands of the BSC shareholders. Following the Merger, the former shareholders of BSC will own Acquiror Shares that will have a value, as of the date of the Merger, equal to at least 50 percent of the of the value of all of the formerly outstanding BSC Shares as of that date.

         In our examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. In addition we have assumed:

         (a)   the genuineness of all signatures;

         (b) the legal capacity of all natural persons and the power and authority of all parties to execute and deliver such documents;

         (c) the due authorization, execution and delivery of the documents by all parties thereto; and

         (d) that the documents are legal, valid and binding as against all parties.

         You have represented the following, which we have assumed to be true, without an investigation:

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Banc Services Corp.
_____________, 2003
Page 4


         (1) The Merger will be consummated in compliance with the material terms of the Affiliation Agreement and none of the material terms and conditions in the Affiliation Agreement have been waived or modified by BSC or Acquiror. There is no plan or intention by Acquiror, and to the best knowledge of the management of Acquiror, there is no plan or intention by BSC or their respective shareholders, to waive or modify any such material conditions of the Affiliation Agreement. The fair market value of the Merger consideration to be received by each BSC shareholder will be approximately equal to the fair market value of the BSC shares surrendered in exchange therefor.

         (2) To the best knowledge of the management of Acquiror, there is no plan, intention or other arrangement on the part of any holder of outstanding shares of BSC to sell, exchange or otherwise dispose of shares of BSC to a person related to Acquiror, as defined in Treas. Reg. Section 1.368-(1)(e) ("Acquiror Related Person") prior to the Merger.

         (3) To the best knowledge of the management of Acquiror, there is no plan, intention or other arrangement on the part of any holder of the outstanding shares of BSC to sell, exchange or otherwise dispose of shares of Acquiror received in the exchange to an Acquiror Related Person after the Merger.

         (4) To the best knowledge of the management of Acquiror, BSC has not redeemed any outstanding shares of BSC or authorized or made any extraordinary dividends with respect to such shares prior to and in connection with the Merger.

         (5) To the best knowledge of the management of Acquiror, no person related to BSC, as defined in Treas. Reg. Section 1.368-1(e), has redeemed or otherwise purchased shares of BSC prior to and in connection with the Merger.

         (6) Neither Acquiror nor an Acquiror Related Person has any plans or intents to purchase, redeem, acquire or otherwise reacquire any of the common shares of Acquiror issued in the Merger, except in accordance with such existing share repurchase programs as may have been implemented by Acquiror prior to and not in contemplation of the Merger.

         (7) After the Effective Time, Acquiror will continue to conduct its business as a bank holding company, will continue the historic business of BSC, and will continue to use the assets of BSC in the same type of business in which they were formerly used.

         (8) Any cash portion of the Merger consideration paid to shareholders of BSC will not be paid out of the assets of BSC.

         (9) The liabilities of BSC assumed by Acquiror and the liabilities to which the transferred assets of BSC are subject, if any, were incurred, to the best knowledge

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Banc Services Corp.
_____________, 2003
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               of the management of Acquiror, by BSC in the ordinary course of its business. No liabilities of any person other than BSC will be assumed by Acquiror in the Merger, and the assets received in the Merger by Acquiror will not be subject to liabilities of any person other than BSC.

         (10) The assumption by Acquiror of the liabilities of BSC, if any, pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of BSC to Acquiror pursuant to the Merger.

         (11) Acquiror, BSC and their respective shareholders will pay their respective expenses, if any, incurred in connection with the connection of the Merger.

         (12) There is no inter-corporate indebtedness existing between Acquiror and BSC that was issued, acquired or will be settled at a discount.

         (13) None of the parties to the Merger is an investment company as defined in Section 368(a)(2)(F)(iii)(iv) of the Internal Revenue Code of 1986, as amended ("the Code").

         (14) None of the parties to the Merger are under the jurisdiction of a Court in a Title XI or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (15) At the Effective Time, the fair market value of the assets of BSC will exceed the sum of its liabilities including the amount of liabilities, if any, to which its assets are subject.

         (16) At the Effective Time, the adjusted basis of the assets of The Savings Bank and Trust Company will exceed the sum of its liabilities including the amount of liabilities, if any, to which its assets are subject.

         (17) None of the compensation received by any shareholder of BSC who is an employee of BSC or any of its affiliates, and who becomes an employee of Acquiror or any of its affiliates after the Merger, will be separate consideration for, or allocable to, any of his or her shares of BSC stock. The compensation paid to any shareholder-employee of BSC or any its affiliates will be for services actually rendered and will be commensurate with amounts paid to third party bargaining at arm-length for similar services.

         (18)  The Merger is being undertaken for valid business reasons.

         (19) Acquiror and each of the shareholders of BSC are not related within the meaning of Section 267(b) or 707(b) of the Code.

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Banc Services Corp.
_____________, 2003
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         (20)  Acquiror and its shareholders have no plans or intentions to liquidate Acquiror or to cause Acquiror to sell or otherwise dispose of any assets to be acquired by Acquiror in the Merger, except in the ordinary course of business.

         (21) No BSC shareholder will own 50% or more of the common shares of Acquiror immediately after the Merger.


Opinions
--------

         Based upon what is set forth above, it is our opinion that the Merger will have the following federal income tax consequences:

         1. Provided the proposed Merger qualifies as a statutory merger under applicable Ohio and federal law, the Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Acquiror and BSC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         2. BSC will recognize no gain or loss upon the transfer of all of its assets to Acquiror in the Merger.

         3. Acquiror will recognize no gain or loss either on its receipt of the assets of BSC or on the issuance of its common stock in the Merger. Acquiror's basis in the assets of BSC will be the same, in each instance, as the basis of such assets in the hands of BSC immediately prior to the transaction, and Acquiror's holding period in the assets received from BSC will include the period during which BSC held such assets.

         4. Pursuant to Section 381(a) of the Code and the regulations thereunder, Acquiror will succeed to and take into account those items of BSC described in Section 381(c) of the Code, subject to the conditions and limitations set forth in Sections 381, 382, 383, and 384 of the Code.

         5. A BSC shareholder will realize gain or loss in connection with the Merger equal to the difference between (i) the value of the common stock of Acquiror and the amount of cash received in the Merger (exclusive of cash received for a fractional share) and
               (ii) the shareholder's adjusted tax basis in the common stock of BSC surrendered. The shareholder will recognize gain, but not loss, in an amount equal to the lesser of the gain realized and the cash received.

         6. The determination of whether cash described above that is received by a BSC shareholder is treated as a dividend or as gain from the exchange of property will be made with reference to the dividend equivalency rules for redemptions set forth in Section 302 of the Code. Those rules will be applied by comparing the

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Banc Services Corp.
_____________, 2003
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               interest the shareholder actually received in Acquiror with the interest the shareholder would have received in Acquiror if all of the Merger consideration had been paid in the form of common stock of Acquiror.

         7. The adjusted tax basis of the shares of Acquiror common stock in the hands of a shareholder of BSC will equal the adjusted tax basis of the shares of BSC surrendered by the shareholder, increased by any gain realized and decreased by any cash received (exclusive of cash received for a fractional share).

         8. The holding period of Acquiror common stock received by a shareholder of BSC will include the holding period for the shares of Acquiror common stock that the shareholder previously held. If the shareholder purchased shares of BSC at different times, the holding period for the shares of Acquiror common stock will reflect, proportionately, the differing holding periods of the lots of BSC common stock.

         9. Where a cash payment is received by a BSC shareholder in lieu of a fractional share of Acquiror, the cash payment will be treated as a distribution in redemption of the fractional share interest by Acquiror, subject to the provisions and limitations of Section 302 of the Code. Where such redemption qualifies as an exchange under those provisions, the shareholder will recognize capital gain or loss.

         10. Any BSC shareholder who perfects dissenters' rights and receives solely cash in exchange for such shareholder's BSC common stock will be treated as having received such cash as a distribution in redemption of the BSC common stock subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that the Internal Revenue Service will not challenge these opinions or that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of this transaction under the income tax laws of any state or other taxing jurisdictions. We assume no obligation to advise of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention.

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Banc Services Corp.
_____________, 2003
Page 8


         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Transaction Documents. This opinion is addressed to you and is being furnished to you solely for your use in connection with the transaction that is the subject of the Transaction Documents. We assume no professional responsibility to any other person or entity. Accordingly, the opinions expressed herein are not to be utilized or quoted by, delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority, or for any other purpose, without the prior written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                    Very Truly yours,


                                                    FROST BROWN TODD LLC